Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	rargueta@quidel.com

QUIDEL REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS
SAN DIEGO, CA – May 6, 2021 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Highlights
•Total revenue increased 115% to $375.3 million, from $174.7 million in the first quarter of 2020.
•Total sales of COVID-19 products were $280.3 million, as compared to $1.0 million in the first quarter of 2020.
•Total sales of Influenza products were $5.2 million, as compared to $79.6 million in the first quarter of 2020.
•Cardiometabolic Immunoassay sales increased 23% to $66.6 million.
•Reported GAAP EPS of $4.09 per diluted share in the first quarter of 2021, as compared to $0.93 per diluted share in the first quarter of 2020.
•Reported non-GAAP EPS of $4.38 per diluted share in the first quarter of 2021, as compared to $1.22 per diluted share in the first quarter of 2020.
•Received EUA from the FDA for QuickVue® At-Home COVID-19 Test for prescription use and for QuickVue® At-Home OTC COVID-19 Test for serial at-home use without prescription and among asymptomatic persons.

First Quarter 2021 Results
Total revenue for the first quarter of 2021 was $375.3 million, versus $174.7 million for the first quarter of 2020. The 115% increase in sales from the first quarter of 2020 was driven by growth in Rapid Immunoassay and Molecular Diagnostic Solutions product categories, the result of strong demand for both rapid antigen and PCR COVID-19 tests. To a lesser extent, growth also came from our Cardiometabolic Immunoassay products. Revenue growth in the quarter was minimally offset by a decline in Specialized Diagnostic Solutions revenues. Currency exchange had a favorable impact of $2.1 million. Excluding COVID-19 and influenza products, revenue for the core business was $89.9 million, as compared to $94.1 million in the first quarter of 2020.

Rapid Immunoassay product revenue increased by $141.7 million in the first quarter of 2021 to $237.7 million, primarily due to $212.1 million in revenue for our Sofia® SARS Antigen test. Cardiometabolic Immunoassay revenue totaled $66.6 million in the first quarter of 2021, an increase of 23% from the first quarter of 2020. Molecular Diagnostic Solutions revenue increased $51.9 million to $60.3 million mostly due to sales of Lyra® PCR assays for COVID-19 diagnosis, as well as, to a lesser extent, sales of Solana® SARS-CoV-2 assays. Specialized Diagnostic Solutions revenue decreased 34% from the first quarter of 2020 to $10.9 million, driven by lower demand for respiratory testing.

“The first quarter of 2021 was both a commercial and operational success, as well as a foundation forming period for the transformational opportunities in the quarters and years ahead. Our team continued to deliver extraordinary performance with the introduction of breakthrough new products, expanded manufacturing capabilities, regulatory approvals and capital discipline. As a result, we delivered a 115% increase in revenues and an approximately 340% increase in net income and earnings per share year-over-year,” said Douglas Bryant, president and CEO of Quidel Corporation.

“We see tremendous opportunities ahead to leverage our rapidly expanding installed base of Sofia® analyzers leveraging the exponential rise of telemedicine to drive sales of our full array of Sofia® assays for flu, Strep and a host of other conditions. In addition, late in the quarter, we received pathbreaking EUAs from the FDA for serial screening with our Sofia® SARS and QuickVue® At-Home OTC COVID-19 Test technologies, which we believe represents a regulatory shift that extends well beyond the immediate addressable markets for OTC at-home and re-opening testing,” Mr. Bryant continued.

“Looking ahead, Quidel is exceptionally well positioned to grow its share across multiple platforms and channels. We are poised to introduce Savanna®, a multiplex molecular analyzer that enables professional customers to analyze up to 12 pathogens or targets, plus controls, in a single assay run in less than 25 minutes, which promises to disrupt and decentralize multiplex molecular testing. Further, we recently established crucial strategic partnerships with global distribution and retail leaders including McKesson and Walgreens that will give us unprecedented exposure to the OTC segment and fulfillment pathways to serve employers seeking a path to safely re-opening. Taken together, this powerful mix of products, partnerships and macro trends provide an exciting roadmap for Quidel’s continued growth and success in advancing diagnostics to improve human health,” Mr. Bryant concluded.

Gross Profit in the first quarter of 2021 increased by 163% from the first quarter of 2020 to $302.0 million, driven by the demand for both rapid antigen and molecular COVID-19 products. Increased spend, required to expedite the production ramp, was offset by higher absorption related to the increased production volumes. Gross margin improvement versus last year was due to the same factors. R&D expense increased by $6.9 million in the first quarter as compared to the same period last year, due primarily to increased spending on the Savanna instrument development project. We also incurred incremental labor and material costs associated with COVID-19 product development. Sales and Marketing expense increased by $3.5 million in the quarter, due primarily to higher compensation costs driven by increased headcount as well as product promotions. This was partially offset by reduced travel, meeting and trade show costs due to the COVID-19 travel restrictions. G&A expense increased by $5.2 million in the quarter due to higher compensation costs. Acquisition and integration costs of $0.7 million and $1.9 million for the three months ended March 31, 2021 and 2020, respectively, primarily related to the evaluation of new business development opportunities.

In the first quarter of 2021, the Company recorded an income tax expense of $43.7 million, as compared with $8.6 million in the same quarter last year. The higher tax expense for the three months ended March 31, 2021 as compared to the same period in the prior year is a result of higher pre-tax profits.

Net income for the first quarter was $178.1 million, or $4.09 per diluted share, as compared to a net income of $40.2 million, or $0.93 per diluted share, for the first quarter of 2020. On a non-GAAP basis, net income for the first quarter of 2021 was $190.5 million, or $4.38 per diluted share, as compared to net income of $52.7 million, or $1.22 per diluted share, for the same period in 2020.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles, non-cash interest expense, foreign exchange gains and losses and certain non-recurring items on net income and earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted gross profit, adjusted operating income, adjusted net income, adjusted net earnings per share, and constant currency revenue information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. Constant currency revenue is calculated by translating current period revenues using prior period exchange rates, net of any hedging effect recognized in the current period. Constant currency revenue growth (expressed as a percentage) is calculated by determining the change in current period constant currency revenues over prior period revenues. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the first quarter 2021 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To join the live webcast, participants may click the following link directly: https://event.on24.com/wcc/r/3079598/CE0CADA8C76940432131766161A25083, or access the event via the Investor Relations section of the Quidel website (http://ir.quidel.com).

The website replay will be available for 1 year. The telephone replay will be available for 14 days beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) on May 6th, 2021 by dialing 800-585-8367 from the U.S., or by dialing 416-621-4642 for international callers, and entering pass code 684-7708.

About Quidel Corporation
Quidel Corporation (Nasdaq: QDEL) is a leading manufacturer of diagnostic solutions at the point of care, delivering a continuum of rapid testing technologies that further improve the quality of health care throughout the globe. An innovator for over 40 years in the medical device industry, Quidel pioneered the first FDA-cleared point-of-care test for influenza in 1999 and was the first to market a rapid SARS-CoV-2 antigen test in the U.S. Under trusted brand names Sofia®, Solana®, Lyra®, Triage® and QuickVue®, Quidel’s comprehensive product portfolio includes tests for a wide range of infectious diseases, cardiac and autoimmune biomarkers, as well as a host of products to detect COVID-19. With products made in America, Quidel’s mission is to provide patients with immediate and frequent access to highly accurate, affordable testing for the good of our families, our communities and the world. For more information about Quidel, visit quidel.com.

View our story told by our people at www.quidel.com/ourstory

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation: the impact and duration of the COVID-19 global pandemic; competition from other providers of diagnostic products; our ability to accurately forecast demand for our products and products in development, including in new market segments; our ability to develop new technologies, products and markets and to commercialize new products; our reliance on sales of our COVID-19 and influenza diagnostic tests; our reliance on a limited number of key distributors; quantity of our product in our distributors’ inventory or distribution channels; changes in the buying patterns of our distributors; the financial soundness of our customers and suppliers; lower than anticipated market penetration of our products; third-party reimbursement policies and potential cost constraints; our ability to meet demand for our products; interruptions, delays or shortages in the supply of raw materials, components and other products and services; failures in our information technology and storage systems; our exposure to data corruption, cyber-based attacks, security breaches and privacy violations; international risks, including but not limited to, economic, political and regulatory risks; continuing worldwide political and social uncertainty; our development, acquisition and protection of proprietary technology rights; intellectual property risks, including but not limited to, infringement litigation; the loss of Emergency Use Authorizations for our COVID-19 products and failures or delays in receipt of reviews or regulatory approvals, clearances or authorizations for new products or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”) or other regulatory authorities or loss of any previously received regulatory approvals, clearances or authorizations or other adverse actions by regulatory authorities; our contracts with government entities involve future funding, compliance and possible sanctions risks; product defects; changes in government policies and regulations and compliance risks related thereto; our ability to manage our growth strategy and successfully identify, acquire and integrate potential acquisition targets or technologies and our ability to obtain financing; our acquisition of Alere’s Triage® business presents certain risks to our business and operations; the level of our deferred payment obligations; our exposure to claims and litigation that could result in significant expenses and could ultimately result in an unfavorable outcome for us, including the ongoing litigation between us and Beckman Coulter, Inc.; we may need to raise additional funds to finance our future capital or operating needs; our debt, deferred and contingent payment obligations; competition for and loss of management and key personnel; business risks not covered by insurance; changes in tax rates and exposure to additional tax liabilities or assessments; and provisions in our charter documents and Delaware law that might delay or impede stockholder actions with respect to business combinations or similar transactions. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission from time to time, should be carefully considered, including those discussed in Item 1A, “Risk Factors” and elsewhere in our Annual Report on Form 10 K for the year ended December 31, 2020 and in our subsequent Quarterly Reports on Form 10 Q. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Three months ended March 31,
Consolidated Statements of Operations:	2021	2020
Total revenues	$375,338	$174,653
Cost of sales	73,379	59,662
Gross profit	301,959	114,991
Research and development	23,304	16,379
Sales and marketing	34,233	30,738
General and administrative	19,507	14,332
Acquisition and integration costs	726	1,914
Total operating expenses	77,770	63,363
Operating income	224,189	51,628
Interest and other expense, net	(2,382)	(2,807)
Income before income taxes	221,807	48,821
Provision for income taxes	43,723	8,584
Net income	$178,084	$40,237

Basic earnings per share	$4.19	$0.96
Diluted earnings per share	$4.09	$0.93
Shares used in basic per share calculation	42,510	42,056
Shares used in diluted per share calculation	43,533	43,403

Gross profit as a % of total revenues	80%	66%
Research and development as a % of total revenues	6%	9%
Sales and marketing as a % of total revenues	9%	18%
General and administrative as a % of total revenues	5%	8%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$237,670	$95,930
Cardiometabolic Immunoassay	66,552	53,901
Specialized Diagnostic Solutions	10,853	16,459
Molecular Diagnostic Solutions	60,263	8,363
Total revenues	$375,338	$174,653

Condensed balance sheet data:	3/31/2021	12/31/2020
Cash and cash equivalents	$981,052	$489,941
Accounts receivable, net	$70,170	$497,688
Inventories	$174,669	$113,798
Total assets	$2,097,369	$1,871,164
Short-term debt	$266	$238
Long-term debt	$4,206	$4,100
Stockholders’ equity	$1,489,714	$1,332,703

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended March 31,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2021	2020	2021	2020	2021	2020	2021	2020
GAAP Financial Results	$301,959	$114,991	$224,189	$51,628	$178,084	$40,237
Interest expense on Convertible Senior Notes, net of tax					—	181
Net income used for diluted earnings per share, if-converted method					178,084	40,418	$4.09	$0.93

Adjustments:
Non-cash stock compensation expense	516	258	5,828	3,878	5,828	3,878
Amortization of intangibles	1,959	1,958	7,503	7,062	7,503	7,062
Amortization of debt issuance costs on credit facility					101	101
Non-cash interest expense for deferred consideration					1,451	1,895
Acquisition and integration costs			726	1,914	726	1,914
Foreign exchange loss					369	360
Income tax impact of adjustments (a)					(3,515)	(2,890)
Adjusted	$304,434	$117,207	$238,246	$64,482	$190,547	$52,738	$4.38	$1.22

(a) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 22% for 2021 and 19% for 2020.